EXHIBIT 99.(A)

NEWS RELEASE
------------------------------------
FLORIDA PROGRESS CORPORATION
One Progress Plaza
St. Petersburg, Florida 33701
Contact: Karen Raihill - (813) 866-5023



Florida Progress Corporation reports increase in 1995 earnings

ST. PETERSBURG, Fla. (January 22, 1996) -- Florida Progress Corporation, parent of St. Petersburg-based Florida Power Corporation, today reported consolidated 1995 earnings of $238.9 million, compared with $212 million earned a year ago. Revenues for 1995 totaled $3.06 billion, compared with $2.77 billion for 1994. Earnings per share in 1995 were $2.50, an increase of 9.6 percent, compared with $2.28 a share earned a year ago.

Improved operating results at Florida Power -- the largest subsidiary of Florida Progress -- was the main reason for the company's higher earnings in 1995. Florida Power earned $217.3 million, or $2.27 per share, on revenues of $2.27 billion in 1995, compared with earnings of $190.7 million, or $2.05 a share, on revenues of $2.08 billion in 1994.

Revenues increased at Florida Power in 1995 because retail kilowatt-hour sales increased by 7.8 percent compared to the prior year. The total number of customers grew by about 28,000 in 1995.

A stronger economy and abnormal weather conditions contributed to a 5.4 percent increase in average residential customer usage in 1995. Total industrial kilowatt-hour sales increased by 8 percent for the year, due to better-than-expected improvement in the phosphate industry.

Florida Power continued its emphasis on cost-control efforts in 1995. The resulting savings offset higher nuclear decommissioning and depreciation expenses. Also in 1995, the company began recognizing charges related to a Florida Public Service Commission-approved amortization of costs for the canceled Lake Tarpon to Kathleen transmission line.

In 1994, Florida Power recognized restructuring and voluntary early retirement costs that reduced earnings by $11.5 million, or 12 cents a share. The utility also wrote off an investment in a gas pipeline project that lowered 1994 earnings by $3.9 million, or 4 cents a share.


                                                        - more -

Electric Fuels Corporation, the energy and transportation subsidiary of Florida Progress' diversified operations, continued its solid performance in the face of depressed market conditions for coal in 1995. Despite the lower demand for coal, Electric Fuels had earnings of $24 million, or 25 cents per share, in 1995. This compares with $22.6 million, or 25 cents per share, in 1994. Excellent performance from Electric Fuels' inland marine and rail services operations contributed to the increased earnings from this business unit.

Florida Progress (NYSE:FPC) is a Fortune 500 diversified utility holding company with assets of $5.8 billion. Its principal subsidiary is Florida Power, the state's second-largest electric utility with more than 1.2 million customers. Diversified operations include coal mining and transportation, life insurance, real estate, and lending and leasing.



                                                     Three Months Ended                        Twelve Months Ended
                                                         December 31                               December 31

                                                  1995                1994                1995                  1994
                                            -----------------   -----------------   ------------------    ------------------
                                            -----------------   -----------------   ------------------    ------------------

   Revenues                                   $746,900,000        $682,900,000         $3,055,600,000        $2,771,500,000

   Net Income                                 $ 46,000,000        $ 46,000,000         $  238,900,000        $  212,000,000
                                              ============        ============         ==============        ==============

   Earnings Per Share (EPS):
   Florida Power Corporation                       $  .43              $  .44                  $ 2.27                $ 2.05
   Diversified Operations                             .05                 .05                     .23                   .23
                                                   ======              ======                  ======                ======
   Consolidated                                    $  .48              $  .49                  $ 2.50                $ 2.28
                                                   ======              ======                  ======                ======
   Average Common
      Shares Outstanding                       96,212,060          94,930,947              95,743,072            92,976,292

